Immediate Release
Contact
Patrick Nolan
248.754.0884

BORGWARNER UPDATES 2020 REVENUE OUTLOOK TO $11.5 BILLION - $11.8 BILLION, SUPPORTING A 5% to 7% ORGANIC GROWTH OVER THE NEXT THREE YEARS

EXPECTS 2018 NET SALES ORGANIC GROWTH OF APPROXIMATELY 5% TO 7%
NET EARNINGS OF $4.15 TO $4.25 PER DILUTED SHARE

PROVIDES NET SALES AND NET EARNINGS GUIDANCE FOR FIRST QUARTER 2018

Auburn Hills, Michigan, January 17, 2018 - BorgWarner Inc. (NYSE: BWA), a global leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles, today announced its three-year net new business backlog, its guidance for full year 2018 and its guidance for first quarter 2018.
Three-Year Net New Business Backlog
The company expects its net new business backlog to drive a compound annual organic growth rate of 5.0% - 7.0% from 2017 through 2020, compared to compound annual industry growth of 0% - 1.0% over the same time period:

•	Net new business within a range of $650 million to $730 million in 2018, $675 million to $800 million in 2019 and $700 million to $825 million in 2020.

•	Based on these assumptions, the company’s 2020 revenue outlook is $11.5 billion - $11.8 billion.

•	Asia, the Americas and Europe are expected to account for approximately 41%, 38% and 21%, respectively, of the total net new business backlog over the three-year period.

o	Approximately 30% is expected in China.

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The net new business backlog represents growth across all propulsion architectures with combustion, hybrid and electric vehicles expected to account for approximately 50%, 45% and 5%, respectively, of the total net new business backlog over the three-year period.

Full Year 2018 Guidance
The company also provided its initial guidance for full year 2018:

•	Net sales of $10.4 billion - $10.6 billion, implying organic sales growth of 5.0% to 7.0% compared with expected 2017 net sales of $9.79 billion.

o	Foreign currencies are expected to increase sales by $75 million, primarily due to the appreciation of the Euro.

o	The purchase of Sevcon is expected to increase sales by $45 million.

o	Excluding the impact of stronger foreign currencies and the acquisition of Sevcon, net sales growth is expected to be 5.0% to 7.0%.

•	Operating income as a percentage of net sales of 12.6% - 12.7% compared to 12.5% in 2017.

o	The acquisition of Sevcon is expected to decrease margins by approximately 10 basis points.

•	Net earnings of $4.15 to $4.25 per diluted share.

o	The acquisition of Sevcon is expected to be ($0.06) dilutive to EPS. Excluding this impact, guidance implies a 10% to 12.5% year-over-year improvement in EPS.

•	Effective tax rate of approximately 29%, exclusive of any impact of the new U.S. tax act.

•	Free cash flow within a range of $500 million to $550 million.

•	Share repurchases of approximately $100 million.

First Quarter 2018 Guidance
The company also provided guidance for first quarter 2018:

•	Organic net sales growth of 3.0% to 5.5% compared with first quarter 2017 net sales of $2.41 billion.

o	Foreign currencies are expected to increase sales by $70 million, or +2.9%.

o	The acquisition of Sevcon is expected to increase revenue by $15 million.

•	Net earnings of $0.97 to $1.01 per diluted share.

About BorgWarner
BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 64 locations in 17 countries, the company employs approximately 27,000 worldwide. For more information, please visit borgwarner.com..
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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.